UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2014

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Exact name of Registrant as specified in its charter)

Bermuda

(State of Incorporation)

001-35784

(Commission File Number)

98-0691007

(I.R.S. Employer Identification No.)

7665 Corporate Center Drive Miami, Florida	33126
(Address of principal executive offices)	(Zip Code)

(305) 436-4000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01         Other Events.

Prior to our initial public offering in January of 2013, members of our management and former management were granted profits interests in NCL Corporation Ltd. (the “Company”), which were converted into units in the Company in connection with our initial public offering (the “Management Units”). Subject to the terms of the Amended and Restated United States Tax Agreement for the Company (as further amended, the “Tax Agreement”) and the Exchange Agreement for the Company that forms a part of the Tax Agreement (as amended, the “Exchange Agreement”), a Management Unit may currently be exchanged for one ordinary share of Norwegian Cruise Line Holdings Ltd. (the “Parent”).

As previously disclosed in a Form 8-K filed on October 23, 2014, the Parent has approved a series of actions intended to result in our named executive officers and other holders of Management Units exchanging their Management Units for ordinary shares of the Parent so that the Parent may become the sole member and 100% owner of the economic interests in the Company. We expect that the SEC, financial and tax reporting and administrative costs associated with our current operating structure will be reduced as a result of the Parent becoming the sole member and 100% owner of the economic interests in the Company.

In furtherance thereof, on November 12, 2014, each of our named executive officers and other executive officers who hold Management Units agreed to exchange their Management Units for ordinary shares of the Parent (the “Exchange”). The Exchange is a taxable transaction for the officers. As a result, on the date of the Exchange, each of our executive officers has agreed to sell a number of ordinary shares of the Parent necessary to cover the estimated taxes triggered by the Exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 12th day of November, 2014.

NORWEGIAN CRUISE LINE HOLDINGS LTD.

By:	/s/ Daniel S. Farkas
Daniel S. Farkas Senior Vice President, General Counsel and Assistant Secretary